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                                                                  Exhibit 10.48

                                    DOCUMENT:  EXECUTIVE DIRECTOR (COMMISSIONED)



12th December 1996

[name]
[address]



Dear [name]

The recently proposed merger of NYNEX CableComms, Bell Cablemedia and Mercury has undoubtedly created uncertainty amongst our employees.

We now face the task of managing the business over the coming months, without either losing key players nor taking the eye off the ball of maintaining good company performance.

As an Executive Director, you are a key to the success of the business over the coming months. It is important that personal worries and uncertainties be alleviated to the extent possible so as to not interfere with business activities, and that your efforts are fully focused at this critical time on achieving business objectives.

This circumstance has lead to the introduction of a performance-based loyalty bonus ("Loyalty Bonus") and an improved payment in the event of severance ("Severance Payment") for Executive Directors, as follows:

LOYALTY BONUS

A taxable Loyalty Bonus of up to 60% of base salary will be payable to you upon the Loyalty Bonus Date, such date being either

      (a)  the date of successful completion of the merger; or
      (b) the date at which it is confirmed that the proposed merger will not proceed.

This Loyalty Bonus will be discretionary and performance-related, and is subject to your being an active employee of NYNEX CableComms or any associated
or successor company on the Loyalty Bonus Date.   My recommendations on any
Loyalty Bonus to be awarded will be based on your contribution to the success of the business over the period and will be made in consultation with the Chairman, Dick Blackburn, and subject to review by the Remuneration Committee of NYNEX CableComms.
                                                                   1/...........





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SEVERANCE PAYMENT

A Severance Payment of twelve months compensation would be payable in the event of dismissal by reason of redundancy (within the meaning of the Employment Rights Act 1996), such dismissal being the direct consequence of the completion of the merger of NYNEX Cablecomms, Bell Cablemedia and Mercury. The Severance Payment would provide three months in lieu of notice pay and an amount equivalent to nine months basic pay and commission, such commission being based on average commission earnings over the prior six months, and would be inclusive of existing notice provisions and any and all other statutory or contractual entitlements. The Severance Payment would also be subject to completion of a compromise agreement in form and substance satisfactory to the company.

Please note that we are currently in discussions with the Inland Revenue to confirm the taxable status of the various elements of the Severance Payment and will advise accordingly when we have received written confirmation.

Please also note that the improved Severance Payment is only available to employees not on secondment from NYNEX Corporation because such assignments, in this regard, are governed by NYNEX Corporation personnel policies.

I appreciate your efforts in developing the business. I hope these arrangements will be received positively by you and will help us to continue to effectively work as a team over the challenging and exciting months ahead.


Yours sincerely


/s/     John Killian
----------------------------


John Killian
President & Chief Executive Officer